Exhibit 3.1

SECOND RESTATED CERTIFICATE OF INCORPORATION

OF

DSP GROUP, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

DSP Group, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is DSP Group, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on September 23, 1993 under the name DSP Group, Inc. This corporation filed the Restated Certificate of Incorporation on February 1, 1994. This corporation further filed amendments to the Restated Certificate of Incorporation on May 24, 1995, July 19, 1999 and June 11, 2014.

SECOND: This Second Restated Certificate of Incorporation was duly adopted by and in accordance with the provisions of Section 242 and 245 of the General Corporation Law.

THIRD: This Second Restated Certificate of Incorporation not only restates and integrates, but also amends the provisions of this corporation’s Restated Certificate of Incorporation, as amended.

FOURTH: All amendments reflected in this Second Restated Certificate of Incorporation have been duly proposed by the Board of Directors of this corporation and adopted by the stockholders of this corporation in the manner and by the vote prescribed by Section 242 of the General Corporation Law and the Restated Certificate of Incorporation of this corporation.

FIFTH: The text of the Restated Certificate of Incorporation, as amended, of this corporation is hereby amended and restated in its entirety as follows:

ARTICLE I.

The name of this corporation is DSP Group, Inc. (the “Corporation”).

ARTICLE II.

The address of the Corporation’s registered office In the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III.

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV.

The Corporation is authorized to issue two classes of stock to be designated, respectively, Preferred Stock, par value $.001 per share (“Preferred”), and Common Stock, par value $.001 per share (“Common”). The total number of shares of Common that the Corporation shall have the authority to issue is 50,000,000. The total number of shares of Preferred that the Corporation shall have authority to issue is 5,000,000. The Preferred Stock may be issued from time to time in one or more series.

ARTICLE V.

The Corporation is to have perpetual existence.

ARTICLE VI.

A.     The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.

Beginning on June 11, 2014 (the “Effective Date”), each director shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders; provided, however, no terms in effect prior to the Effective Date shall be shortened. Notwithstanding the foregoing, however, subject to the rights of the holders of any series of Preferred Stock then outstanding, (i) at the 2014 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2015 annual meeting of stockholders, (ii) at the 2015 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2016 annual meeting of stockholders, and (iii) at the 2016 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders.

Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of the corporation entitled to vote generally in the election of directors (the “Voting Stock”) voting together as a single class; or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified.

B.     ln furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend, or repeal the Bylaws of the Corporation.

C.     The directors of the Corporation need not be elected by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins, or unless the Bylaws so provide.

D.     RESERVED.

E.     No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws.

F.     Advance notice of stockholder nomination for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

G.     Any director, or the entire Board of Directors, may be removed from office at any time (i) with cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the Voting Stock. voting together as a single class; or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock.

ARTICLE VII.

RESERVED.

ARTICLE VIII.

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Second Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

ARTICLE IX.

A.     To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach fiduciary duty as a director.

B.     The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a parry to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the corporation or any predecessor to the Corporation.

C.     Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of the Corporation’s Second Restated Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

ARTICLE X.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

*    *    *

IN WITNESS WHEREOF, the undersigned have executed this certificate on June 11, 2015.

/s/ Dror Levy
Dror Levy
Secretary

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